Exhibit 5.2
Opinion of Stephen M. Ksenak

August 9, 2024
Ambac Financial Group, Inc.
One World Trade Center
New York, NY 10007
Re: Post-Effective Amendment to Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is furnished by me as Senior Managing Director and General Counsel of Ambac Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-245008) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) with respect to the Rollover Shares (as defined below) authorized for issuance under the 2024 Plan (as defined below).
On June 5, 2024 (the “Effective Date”), the shareholders of the Company approved the Ambac Financial Group, Inc. 2024 Incentive Compensation Plan (the “2024 Plan”). The total number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), authorized for issuance under the 2024 Plan includes, in addition to 4,350,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) any shares of Common Stock available for issuance but not issued under the Ambac Financial Group, Inc. 2020 Incentive Compensation Plan (the “2020 Plan”) on the Effective Date plus (ii) any shares of Common Stock that were subject to outstanding awards under the 2020 Plan as of the Effective Date that subsequently cease to be subject to awards as a result of the forfeiture, cancellation, or termination of such awards will become available for issuance under the 2024 Plan (the shares described in (i) and (ii), the “Rollover Shares”).
In preparing this opinion, I have examined the Post-Effective Amendment and have examined originals or copies, certified or otherwise identified to my satisfaction, such documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate to enable me to render the opinion expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.
I am a member of the Bar of the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, to the extent referred to specifically herein.
Based upon and subject to the foregoing, I am of the opinion that the Rollover Shares when issued and delivered in accordance with the terms of the 2024 Plan will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, I do not consider that I am an “expert” within the meaning of such term as used in the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Post-Effective Amendment, including this opinion as an exhibit or otherwise.
Very truly yours,
/s/ Stephen M. Ksenak

Stephen M. Ksenak
Senior Managing Director and General
Counsel